Exhibit 1.1

Statuten	Articles of Association

der	of

WISeKey International Holding AG	WISeKey International Holding Ltd

(WISeKey International Holding SA)	(WISeKey International Holding AG)

(WISeKey International Holding Ltd)	(WISeKey International Holding SA)

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Articles of Association of WISeKey International Holding Ltd

I.Firma, Sitz, Zweck der Gesellschaft, Dauer	I. Name, Place of Incorporation, Purpose of the Company, Duration

Artikel 1	Article 1
Firma, Sitz	Name, Place of Incorporation

Unter der Firma ‘WISeKey International Hol-ding AG” (‘WISeKey International Holding SA”) (‘WISeKey International Holding Ltd”) (die Ge-sellschaft) besteht eine Aktiengesellschaft mit Sitz in Zug, Kanton Zug.

Under the name ‘WISeKey International Holding AG” (“WISeKey International Holding SA”) (‘WISeKey International Holding Ltd”) (the Com-pany) there exists a corporation with its place of incorporation in Zug, canton Zug.

Artikel 2	Article 2
Zweck	Purpose

1 Zweck der Gesellschaft ist die Grundung, der Erwerb, das Halten und die Verausserung von Beteiligungen an in- und auslandischen Unter-nehmen, insbesondere im Bereich der Sicher-heitstechnologie und verwandten Gebieten. Die Gesellschaft kann alle Geschafte tatigen, die geeignet erscheinen, den Zweck der Gesell-schaft zu f6rdern, oder die mit diesem zusam-menhangen.

1 The purpose of the Company is to incorporate, acquire, hold and dispose of interests in national and international entities, in particular in entities ac-tive in the area of security technology and related areas. The Company may engage in all types of transactions that appear appropriate to promote, or are related to the purpose of the Company.

2 Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten.	2 The Company may open branch offices in Swit-zerland and abroad.

3 Die Gesellschaft kann Grundstucke und lm-materialguterrechte im In- und Ausland erwer-ben, halten, verwalten, weiterentwickeln, ver-werten und veraussern.	3 The Company may acquire, hold, manage, de-velop, exploit and sell real estate and intellectual property rights in Switzerland and abroad.

4 Die Gesellschaft kann alle kommerziellen, fi-nanziellen und anderen Tatigkeiten ausuben, die geeignet erscheinen, den Zweck der Gesell-schaft zu fordern, oder die mit diesem zusam-menhangen.	4 The Company may also engage in any commer-cial, financial or other activities which are apt to fa-vour the purpose of the Company or which are re-lated to its purpose.

Artikel 3	Article 3
Dauer	Duration

Die Dauer der Gesellschaft ist unbeschrankt.	The duration of the Company shall be unlimited.

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Articles of Association of WISeKey International Holding Ltd

II.Aktienkapital, Aktien, Obertragungsbe-schrankungen	II.Share Capital, Shares, Restrictions of Transferability

Artikel 4	Article 4
Aktienkapital	Share Capital

Das Aktienkapital betragt CHF 424’063.40, ist eingeteilt in 1’600’880 Namenaktien mit einem Nennwert von je CHF 0.01 (Kategorie A Ak-tien) und in 4’080’546 Namenaktien mit einem Nennwert von je CHF 0.10 (Kategorie B Ak-tien) und ist voll einbezahlt.

The share capital is CHF 424,063.40, is divided into 1,600,880 registered shares with a nominal value of CHF 0.01 each (Class A Shares) and in 4,080,546 registered shares with a nominal value of CHF 0.10 each (Class B Shares), and is fully paid-in.

Artikel 4a	Article 4a
Kapitalband	Capital Band

1 Die Gesellschaft verfugt Ober ein Kapitalband zwischen CHF 391700.96 (untere Grenze) und CHF 636’095.10 (obere Grenze). Der Verwal-tungsrat ist im Rahmen des Kapitalbands er-machtigt, bis zum 19. Juni 2030 das Aktienka-pital einmal oder mehrmals und in beliebigen Betragen zu erhohen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben. Die Ka-pitalerhohung kann durch Ausgabe von voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.10 bzw. Vernichtung von Namen-aktien mit einem Nennwert von je CHF 0.10 o-der durch eine Erhohung bzw. Herabsetzung der Nennwerte der bestehenden Namenaktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererho-hung erfolgen.

1 The Company has a capital band ranging from CHF 391,700.96 (lower limit) to CHF 636,095.10 (upper limit). The Board of Directors shall be au-thorized within the capital band to increase or re-duce the share capital once or several times and in any amounts or to acquire shares directly or indi-rectly, until June 19, 2030. The capital increase may be effected by issuing fully paid-in registered shares with a par value of CHF 0.10 each and can-celling registered shares with a par value of CHF 0.10 each, or by increasing or reducing the par value of the existing shares within the limits of the capital band or by simultaneous reduction and re-increase of the share capital.

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Articles of Association of WISeKey International Holding Ltd

21m Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Obertragung der Aktien den Beschrankungen von Artikel 6 dieser Statuten.

2 In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these ar-ticles of association.

3 Bei einer Erhi:ihung des Aktienkapitals im Rah-men des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Ak-tienkapital), den Zeitpunkt der Ausgabe, die Be-dingungen der Bezugsrechtsausi.ibung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festi.ibernahme durch eine Bank, ein Banken-konsortium oder einen anderen Dritten und an-schliessendem Angebot an die bisherigen Akti-onare oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionare aufgehoben oder nicht gi.iltig ausgei.ibt wurden) ausgeben. Der Verwal-tungsrat ist ermachtigt, den Handel mit Bezugs-rechten zu ermi:iglichen, zu beschranken oder auszuschliessen. Nicht gi.iltig ausgei.ibte Be-zugsrechte kann der Verwaltungsrat verfallen !assen, oder er kann diese bzw. Aktien, fur wel-che Bezugsrechte eingeraumt, aber nicht gi.iltig ausgei.ibt wurden, zu Marktkonditionen platzie-ren oder anderweitig im lnteresse der Gesell-schaft verwenden.

3 In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contribu-tions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscrip-tion rights and the beginning date for dividend enti-tlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of finan-cial institutions or another third party and a subse-quent offer of these shares to the existing share-holders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Direc-tors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the ex-piration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market condi-tions or may use them otherwise in the interest of the Company.

4 Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermachtigt, das Bezugsrecht der bis-herigen Aktionare aufzuheben oder zu be-schranken und Dritten (einschlesslich einzelnen Aktionaren), der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:

4 In the event of a share issue the Board of Direc-tors is authorized to withdraw or restrict subscrip-tion rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Ak-tien unter Beri.icksichtigung des Markt-preises festgesetzt wird; oder	(a) if the issue price of the new shares is deter-mined by reference to the market price; or

(b)

fur die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionare nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen moglich ware; oder

(b)

for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

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Articles of Association of WISeKey International Holding Ltd

(c)

fur die Obernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, lmmaterial-gutern oder Lizenzen durch oder lnvesti-tionsvorhaben der Gesellschaft oder ei-ner ihrer Konzerngesellschaften oder fur die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktien-platzierung; oder

(c)

for the acquisition of companies, part(s) of companies or participations, for the acquisi-tion of products, intellectual property or li-censes by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d)

zum Zwecke der Erweiterung des Aktio-narskreises der Gesellschaft in bestimm-ten Finanz- oder lnvestoren-Markten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inlandischen oder aus-landischen B6rsen; oder

(d)

for purposes of broadening the shareholder constituency of the Company in certain fi-nancial or investor markets, for purposes of the participation of strategic partners includ-ing financial investors, or in connection with the listing of new shares on domestic or for-eign stock exchanges; or

(e)

fur die Einraumung einer Mehrzutei-lungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufen-den Aktien an die betreffenden Erstkau-fer oder Festubernehmer im Rahmen ei-ner Aktienplatzierung oder eines Aktien-verkaufs; oder

(e)

for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(f)

fur die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Ge-schaftsleitung, Arbeitnehmern, Beauf-tragten, Beratern oder anderen Perso-nen, die fur die Gesellschaft oder eine ih-rer Konzerngesellschaften Leistungen erbringen.

(f)

for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, con-sultants or other persons performing ser-vices for the benefit of the Company or any of its group companies.

5 Nach einer Nennwertveranderung sind neue Aktien im Rahmen des Kapitalbands mit glei-chem Nennwert auszugeben wie die bestehen-den Namenaktien.	5 After a change of the par value, new shares shall be issued within the capital band with the same par value as the existing shares.

6 Erh6ht sich das Aktienkapital aufgrund einer Erh6hung aus bedingtem Kapital nach Artikel 4b oder Artikel 4c dieser Statuten, so erh6hen sich die obere und die untere Grenze des Kapi-talbands entsprechend dem Umfang der Erh6-hung des Aktienkapitals

6 If the share capital increases as a result of an in-crease from conditional capital pursuant to Article 4b or Article 4c of these articles of association, the upper and lower limits of the capital band shall in-crease in an amount corresponding to such in-crease in the share capital.

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Articles of Association of WISeKey International Holding Ltd

7 Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwal-tungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest.	7 In the event of a reduction of the share capital within the capital band, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount.

Artikel 4b	Article 4b
Bedingtes Kapital	Conditional Share Capital

1 Das Aktienkapital kann sich um hochstens CHF 208’031.70 erhohen:	1 The share capital may be increased in an amount not to exceed CHF 208,031.70:

(a)

bis zu einem Betrag von CHF 168’031.70 durch Ausgabe von hochstens 1’680’317 vol! zu liberierenden Namenaktien im Nennwert von je CHF 0.10 im Zusam-menhang mit der Ausi.ibung von Wandel-’ Options-, Tausch-, Bezugs-, oder ahnli-chen Rechten auf den Bezug von Aktien (die Rechte), welche Dritten oder Aktio-naren in Zusammenhang mit neuen oder bereits begebenen Anleihen (inklusive Wandel- oder Optionsanleihen), Optio-nen, Warrants, anderen Finanzierungsin-strumenten oder vertraglichen Verpflich-tungen, die von der Gesellschaft oder ei-ner ihrer Konzerngesellschaften gewahrt wurden oder gewahrt werden (die mit Rechten verbundenen Obligationen); und

(a)

up to an amount of CHF 168,031.70 by the issuance of up to 1,680,317 fully paid-in reg-istered shares with a nominal value of CHF 0.10 each in connection with the exer-cise of conversion, option, exchange, war-rant or similar rights for the subscription of shares (the Rights) granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes, other se-curities or contractual obligations newly or already issued or granted by the Company or one of its group companies (the Rights-Bearing Obligations); and

(b)

bis zu einem Betrag von CHF 40’000 durch Ausgabe von hochstens 400’000 vol! zu liberierenden Namenaktien im Nennwert von je CHF 0.10 im Zusam-menhang mit der Ausgabe von Aktien o-der mit Rechten verbundenen Obligatio-nen an Mitglieder des Verwaltungsrates, Mitglieder der Geschaftsleitung, Arbeit-nehmer, Beauftragte, Berater oder an-dere Personen, die fur die Gesellschaft o-der eine Konzerngesellschaft Dienstleis-tungen erbringen.

(b)

up to an amount of CHF 40,000 by the issu-ance of up to 400,000 fully paid-in registered shares with a nominal value of CHF 0.10 each in connection with the issuance of shares or Rights-Bearing Obligations granted to the members of the Board of Di-rectors, members of executive manage-ment, employees, contractors, consultants or other persons providing services to the Company or one of its group companies.

2 Bei der Ausgabe von mit Rechten verbunde-nen Obligationen durch die Gesellschaft oder einer ihrer Konzerngesellschaften ist das Be-zugsrecht der Aktionare ausgeschlossen. Zurn Bezug der neuen Aktien, die bei der Ausi.ibung von mit Rechten verbundenen Obligationen ausgegeben werden, sind die jeweiligen lnha-ber der mit Rechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Rechten verbundenen Obligationen sind durch den Ver-waltungsrat festzulegen.

2 The pre-emptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations by the Company or any of its group companies. The then-current owners of such Right-Bearing Obligations shall be entitled to subscribe for the new shares issued upon conver-sion, exchange, or exercise of the Rights-Bearing Obligations. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Di-rectors.

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Articles of Association of WISeKey International Holding Ltd

3 Der Verwaltungsrat ist ermachtigt, bei der Ausgabe von mit Rechten verbundenen Obliga-tionen durch die Gesellschaft oder einer ihrer Konzerngesellschaften das Vorwegzeich-nungsrecht der Aktionare zu beschranken oder aufzuheben, falls solche mit Rechten verbun-den Obligationen:

3 The Board of Directors shall be authorized to re-strict or deny the advance subscription rights of shareholders In connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if:

(a) zum Zwecke der Finanzierung oder Refi-nanzierung der 0bernahme von Unter-nehmen, Unternehmensteilen oder Be-teiligungen oder fi.ir neue lnvestitionsvor-haben ausgegeben werden; oder	(a) such issuances are for the purpose of financ-ing or refinancing the acquisition of an enter-prise, parts of an enterprise, or participations or for new investment projects; or

(b) an strategische lnvestoren ausgegeben werden; oder	(b) such instruments are issued to strategic in-vestors; or

(c) auf den nationalen oder internationalen Kapitalmarkten oder im Rahmen einer Privatplatzierung emittiert werden.	(c) such instruments are issued on national or in-ternational capital markets or through a pri-vate placement.

4 Wird das Vorwegzeichnungsrecht durch Be-schluss des Verwaltungsrates weder direkt noch indirekt gewahrt, gilt Folgendes:	4 If advance subscription rights are neither granted directly or indirectly by the Board of Directors, the following shall apply:

(a) Die mit Rechten verbundenen Obligatio-nen sind zu den jeweils marktoblichen Bedingungen auszugeben oder einzuge-hen; und	(a) The Rights-Bearing Obligations shall be is-sued or entered into at market conditions; and

(b)

der Umwandlungs-, Tausch- oder sons-tige AusObungspreis der mit Rechten ver-bundenen Obligationen ist unter BerOcksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen; und

(b)

the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

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(c) die mit Rechten verbundenen Obligatio-nen sind hochstens wahrend 30 Jahren ab dem jeweiligen Zeitpunkt der betref-fenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausUbbar.	(c) the Rights-Bearing Obligations may be con-verted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

5 Bei der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen gemass Art. 4b Ab-satz 1(b) dieser Statuten, sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Akti-onare der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien oder mit Rechten verbun-denen Obligationen an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen erfolgt gemass einem oder mehreren Beteiligungs-planen der Gesellschaft. Die Ausgabe von Ak-tien an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfol-gen, der unter dem Kurs der Borse liegt, an der die Aktien gehandelt werden, muss aber min-destens zum Nennwert erfolgen.

5 The pre-emptive rights and advance subscription rights of the shareholders shall be excluded in con-nection with the issuance of any Shares or Rights-Bearing Obligations pursuant to Art. 4b para 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Art. 4b para 1(b) of these Ar-ticles of Association in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of the persons re-ferred to in Art. 4b para 1(b) of these Articles of As-sociation at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

6 Die neuen Aktien, welche uber die Ausubung von mit Rechten verbundenen Obligationen er-worben werden, unterliegen den Beschrankun-gen gemass Artikel 6 dieser Statuten.	6 The new shares acquired through the exercise of Rights Bearing Obligations shall be subject to the limitations pursuant to Article 6 of these Articles of Association.

7 Die Erklarung uber den Erwerb von Aktien ge-stutzt auf diesen Artikel 4b hat auf diesen Artikel 4b hinzuweisen und in einer Form, die den Nachweis durch Text ermoglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Ak-tien gestutzt auf diesen Artikel 4b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch fur den Verzicht auf die Ausubung und den Verfall dieses Rechts.

7 The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4b may also occur without adherence to any spe-cific form requirement or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

Artikel 4c	Article 4c
Bedingtes Kapital (Kategorie A Aktien)	Conditional Share Capital (Class A Shares)

1 Das Aktienkapital kann sich um hochstens CHF 4’000 erhohen durch Ausgabe von hochs-tens 400’000 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.01 im Zusammen-hang mit der direkten oder indirekten Ausgabe von Aktien, Optionen oder diesbezuglichen Be-zugsrechten an Mitglieder des Verwaltungsra-tes der Gesellschaft und Mitglieder der Ge-schaftsleitung der Gruppe.

1 The share capital may be increased in an amount not to exceed CHF 4,000 by the issuance of up to 400,000 fully paid-in registered shares with a nom-inal value of CHF 0.01 each in connection with the direct or indirect issuance of shares, options or re-lated subscription rights to the members of the Board of Directors of the Company and members of executive management of the group.

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2 Bei der Ausgabe von Aktien, Optionen oder diesbezuglichen Bezugsrechten gemass Artikel 4c Absatz 1 dieser Statuten sind das Bezugs-recht wie auch das Vorwegzeichnungsrecht der Aktionare der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien, Optionen oder diesbe-zuglichen Bezugsrechten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen erfolgt gemass einem oder mehreren Beteili-gungsplanen der Gesellschaft. Die Ausgabe von Aktien oder diesbezuglichen Bezugsrech-ten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen kann zu einem Preis erfol-gen, der unter dem Kurs der Borse liegt, an der die Aktien gehandelt werden, muss aber min-destens zum Nennwert erfolgen.

2 The pre-emptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options or subscription rights therefor pur-suant to Article 4c para 1 of these Articles of Asso-ciation. Shares, options or subscription rights therefor shall be issued to any of the persons re-ferred to in Article 4c para 1 of these Articles of As-sociation in accordance with one or more participa-tion plans of the Company. Shares or subscription rights therefor may be issued to any of the persons referred to in Article 4c para 1 of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

3 Der Erwerb der neuen Aktien, welche durch in Artikel 4c Absatz 1 dieser Statuten genannte Personen im Rahmen einem Beteiligungsplan direkt oder indirekt erworben werden, sowie jede nachfolgende 0bertragung der Aktien un-terliegen den Beschrankungen von Artikel 6 dieser Statuten.

3 The direct or indirect acquisition of the new shares by persons listed in Article 4c para 1 of these Articles of Association in connection with a participation plan and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these Articles of Association.

4 Die Erklarung uber den Erwerb von Aktien ge-stutzt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text erm6glicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Ak-tien gestutzt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch fur den Verzicht auf die Ausubung und den Verfall dieses Rechts.

4 The declaration of acquisition of the shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

Artikel 5	Article 5
Aktienzertifikate und Bucheffekten	Share Certificates and Intermediated Securities

1 Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden o-der Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namen-aktien jederzeit und ohne Zustimmung der Akti-onare in eine andere Form umzuwandeln. Die Gesellschaft tragt dafur die Kosten.

1 The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

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2 Ein Aktionar hat keinen Anspruch auf Um-wandlung von in bestimmter Form ausgegebe-nen Namenaktien in eine andere Form. Jeder Aktionar kann jedoch von der Gesellschaft je-derzeit die Ausstellung einer Bescheinigung Ober die von ihm gemass Aktienbuch gehalte-nen Namenaktien verlangen.

2 A shareholder has no right to request a conver-sion of the registered shares issued in one form into another form. Each shareholder may, how-ever, at any time request from the Company a writ-ten confirmation of the registered shares held by such shareholder, as reflected in the share regis-ter.

3 Bucheffekten, denen Namenaktien der Gesell-schaft zugrunde liegen, konnen nicht durch Zession ubertragen werden. An diesen Buchef-fekten konnen auch keine Sicherheiten durch Zession bestellt werden.

3 Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

Artikel 6	Article 6
Aktienbuch, Eintragungsbeschrankungen, No-minees	Share Register, Restrictions on Registration, Nom-inees

1 Die Gesellschaft oder ein von ihr beauftragter Dritter fuhrt fur die Namenaktien ein Aktien-buch, in welches die Eigentumer und Nutznies-ser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsange-horigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktien-buch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchfuhrer mitzuteilen. So-lange dies nicht geschehen ist, gelten alle brief-lichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechts-gultig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

1 The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and first name (the name of the company in case of a legal entity), the address and nationality (the registered office in case of a legal entity) of the shareholders or usu-fructuaries. A person registered in the share regis-ter shall notify the share registrar of any change in address. Until such notification shall have oc-curred, all written communication from the Com-pany to persons registered in the share register shall be deemed to have validly been made if sent to the address recorded in the share register.

2 Erwerber von Namenaktien werden auf Ge-such als Aktionare mit Stimmrecht im Aktien-buch eingetragen, falls sie ausdrucklich erkla-ren, diese Namenaktien im eigenen Namen und fur eigene Rechnung erworben zu haben.

2 Persons acquiring registered shares shall be reg-istered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these registered shares in their own name and for their own account.

3 Der Verwaltungsrat kann einzelne Personen, die im Eintragungsgesuch nicht ausdrucklich er-klaren, die Namenaktien fur eigene Rechnung zu halten, als Nominees mit Stimmrecht im Ak-tienbuch eintragen.

3 The Board of Directors may register individual persons who do not expressly declare in their reg-istration application to hold the registered shares for their own account as nominees with voting rights.

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4 Der Verwaltungsrat kann nach Anhorung des eingetragenen Aktionars oder Nominees des-sen Eintragung im Aktienbuch mit Ruckwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irrefuhrende Angaben zustande gekommen ist. Der Betroffene muss uber die Streichung sofort informiert werden.

4 After hearing the registered shareholder or Nomi-nee, the Board of Directors may cancel its registra-tion in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

5 Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Best-immungen notwendigen Anordnungen. Der Verwaltungsrat kann seine Aufgaben delegie-ren.	5 The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

6 Ein Erwerber von Aktien der Gesellschaft ist nicht zu einem offentlichen Kaufangebot nach den Art. 135 und 163 des Bundesgesetzes uber die Finanzmarktinfrastrukturen und das Markt-verhalten im Effekten- und Derivatehandel ver-pflichtet.

6 The acquirer of shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

Artikel 7	Article 7
Rechtsausiibung	Exercise of Rights

1 Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	1 The Company shall only accept one representa-tive per share.

2 Das Stimmrecht und die damit zusammenhan-genden Rechte konnen der Gesellschaft gegen-uber von einem Aktionar, Nutzniesser oder No-minee jeweils nur in dem Umfang ausgeubt werden, wie dieser mit Stimmrecht im Aktien-buch eingetragen ist.

2 The voting right ahd the rights associated there-with may be exercised vis-a-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

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III.	Organe	III.	Corporate Bodies

A. Die Generalversammlung		A. The General Meeting of Shareholders

Artikel 8		Article 8
Befugnisse der Generalversammlung		Powers of the General Meeting of Shareholders

1 Die Generalversammlung der Aktionare ist das oberste Organ der Gesellschaft.		1 The General Meeting of Shareholders is the su-preme corporate body of the Company.

2 Der Generalversammlung stehen insbeson-dere folgende unubertragbare Befugnisse zu:		2 The General Meeting of Shareholders shall have in particular the following inalienable powers:

1. die Festsetzung und Anderung dieser Statuten;		1. the adoption and amendment of these arti-cles of association;

2. die Wahl der Mitglieder des Verwaltungs-rates, des Prasidenten des Verwaltungs-rates und der Mitglieder des Vergutungs-ausschusses;		2. the election of the members of the Board of Directors, the Chairman of the Board of Di-rectors and the members of the Compensa-tion Committee;

3. die Wahl der Revisionsstelle;		3. the election of the Auditors;

4. die Wahl des unabhangigen Stimm-rechtsvertreters;		4. the election of the independent voting rights representative;

5. die Genehmigung des Lageberichtes und der Konzernrechnung;		5. the approval of the management report and the consolidated financial statements;

6. die Genehmigung der Jahresrechnung sowie die Beschlussfassung uber die Verwendung des Bilanzgewinnes, insbe-sondere die Festsetzung der Dividende und der Tantieme;

6.

the approval of the annual financial state-ments as well as the resolution on the ap-propriation of profit shown on the balance sheet, in particular the determination of div-idends and of profit sharing by directors;

7. die Entlastung der Mitglieder des Verwal-tungsrates und mit der Geschaftsfuhrung betrauten Personen;		7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

8.die Genehmigung der Vergutungen des Verwaltungsrates und der Geschaftslei-tung gemass Artikel 26 dieser Statuten; und		8. the approval of the compensation of the Board of Directors and of the Executive Management pursuant to article 26 of these articles of association; and

9.

die Beschlussfassung uber die Gegen-stande, die der Generalversammlung durch das Gesetz oder die Statuten vor-behalten sind oder ihr, vorbehaltlich Arti-kel 716a OR, durch den Verwaltungsrat vorgelegt werden.

9.

the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of as-sociation or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.

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Artikel 9	Article 9
Ordentliche und ausserordentliche Generalver-sammlungen	Ordinary and Extraordinary General Meetings of Shareholders

1 Die ordentliche Generalversammlung findet alljahrlich innerhalb van sechs Monaten nach Schluss des Geschaftsjahres der Gesellschaft statt.	1 The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company.

2 Ausserordentliche Generalversammlungen finden statt, sofern	2 Extraordinary General Meetings of Shareholders shall be held if

(a) der Verwaltungsrat oder die Revisions-stelle es fur angezeigt erachten;	(a) the Board of Directors or the Auditors deem it necessary;

(b) es eine Generalversammlung be-schliesst; oder	(b) so resolved by a General Meeting of Share-holders; or

(c)

Aktionare, die alleine oder zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, dies gemein-sam schriftlich unter Angabe des Ver-handlungsgegenstandes und des Antra-ges, und bei Wahlen der Namen der vor-geschlagenen Kandidaten, verlangen.

(c)

shareholders who hold, alone or together, shares representing at least 5 percent of the share capital or the voting rights so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the proposed can-didates.

Artikel 10	Article 10
Einberufung	Notice

1 Die Generalversammlung wird durch den Ver-waltungsrat, notigenfalls die Revisionsstelle, spatestens 20 Kalendertag var dem Tag der Versammlung einberufen. Das Einberufungs-recht steht auch den Liquidatoren und Vertre-tern der Anleihensglaubiger zu.

1 Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a General Meeting of Shareholders.

2 Die Einberufung zur Generalversammlung er-folgt durch einmalige Bekanntmachung im Pub-likationsorgan der Gesellschaft gemass Arti-kel 36 dieser Statuten. Eingetragene Aktionare konnen uberdies schriftlich orientiert werden.

2 Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to article 36 of these articles of associa-tion. Registered shareholders may in addition be notified in writing.

3 Spatestens 20 Kalendertage var der ordentli-chen Generalversammlung sind der Geschafts-bericht, der Vergutungsbericht und die Revisi-onsberichte den Aktionaren am Sitz der Gesell-schaft zur Einsicht aufzulegen. Eingetragene Aktionare sind daruber in der Einberufung schriftlich zu orientieren.

3 The management report, the compensation re-port and the auditors’ reports shall be made avail-able for inspection by the shareholders at the reg-istered office of the Company no later than 20 cal-endar days prior to the Annual General Meeting of Shareholders. Registered shareholders shall be notified about this in writing in the notice of the General Meeting of Shareholders.

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4 Die Einberufung muss die Verhandlungsge-genstande sowie die Antrage des Verwaltungs-rates und des oder der Aktionare, welche die Durchfuhrung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegen-standes verlangt haben, und bei Wahlgeschaf-ten die Namen der zur Wahl vorgeschlagenen Kandidaten enthalten.

4 The notice of a General Meeting of Shareholders shall specify the items on the agenda as well as the proposals of the Board of Directors and the share-holder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the nominated candidates.

Artikel 11	Article 11
Traktandierung	Agenda

1 Aktionare, die alleine oder zusammen mindes-tens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, konnen die Traktandierung eines Verhandlungsgegenstandes verlangen. Die Traktandierung muss mindestens 45 Kalen-dertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und der Antrage der Aktionare anbegehrt werden. Soll eine Begrundung in die Einberufung der Generalversammlung aufgenommen werden, ist sie innert derselben Frist einzureichen und kurz, klar und pragnant zu formulieren.

1 Shareholders who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights may request that an item be included on the agenda. Such request must be made in writing at least 45 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders. If an explana-tory statement is to be included in the invitation to the General Meeting of Shareholders, it must be submitted within the same period and be brief, clear and concise.

2 Ober Antrage zu nicht gehorig angekundigten Verhandlungsgegenstanden kann die General-versammlung keine Beschlusse fassen; ausge-nommen sind hiervon jedoch an einer General-versammlung gestellte Antrage auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchfuhrung einer Sonderprufung.

2 No resolutions may be passed at a General Meet-ing of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special au-dit.

3 Zur Stellung von Antragen im Rahmen der Verhandlungsgegenstande und zu Verhandlun-gen ohne Beschlussfassung bedarf es keiner vorgangigen Anki.indigung.	3 No prior notice is required to bring motions related to items already on the agenda or for the discus-sion of matters on which no resolution is to be taken.

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Artikel 11a	Article 11a
Tagungsort	Venue

1 Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgefuhrt werden kann.	1 The Board of Directors shall determine the venue of the General Meeting of Shareholders, which may be held in Switzerland or abroad.

2 Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgefuhrt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an samtliche Tagungsorte ubertragen werden, und dass die Aktionare, die nicht am Tagungsort (o-der den Tagungsorten) der Generalversamm-lung anwesend sind, ihre Rechte auf elektroni-schem Weg ausuben konnen.

2 The Board of Directors can determine that the General Meeting of Shareholders be held simulta-neously at different locations, provided that the contributions of the participants are transmitted di-rectly in video and audio to all venues and that shareholders who are not present at the venue(s) of the General Meeting of Shareholders may exer-cise their rights by electronic means.

3 Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektroni-schem Weg ohne Tagungsort durchgefuhrt wird.	3 Alternatively, the Board of Directors may also pro-vide that the General Meeting of Shareholders will be held by electronic means without a venue.

Artikel 12	Article 12
Vorsitz der Generalversammlung, Stimmenzah-ler, Protoko/1	Chairman, Vote Counters, Minutes

1 Der Prasident des Verwaltungsrates fuhrt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit fuhrt der Vizeprasident des Ver-waltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsra-tes zur Verfugung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsit-zende van der Generalversammlung gewahlt.

1 The Chairman of the Board of Directors shall chair the General Meeting. In his absence, the Vice-Chairman of the Board of Directors, another mem-ber or a person designated by the Board of Direc-tors shall chair the General Meeting of Sharehold-ers. If no member of the Board of Directors is avail-able and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.

2 Der Vorsitzende der Generalversammlung be-zeichnet einen Protokollfuhrer und die Stim-menzahler, die alle nicht Aktionare sein mus-sen. Das Protokoll ist vom Vorsitzenden und vom Protokollfuhrer zu unterzeichnen.

2 The acting chair of the General Meeting of Share-holders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the sec-retary.

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3 Der Vorsitzende der Generalversammlung hat samtliche Leitungsbefugnisse, die fur die ord-nungsgemasse Durchfi.ihrung der Generalver-sammlung notig und angemessen sind.	3 The acting chair of the General Meeting of Share-holders shall have all powers and authority neces-sary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Artikel 13	Article 13
Stimmrecht, Vertretung	Voting Rights, Representation

1 Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen van Artikel 6 und 7 dieser Statuten.	1 Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

2 Der Verwaltungsrat erlasst die Verfahrensvor-schriften uber die Teilnahme und Vertretung an der Generalversammlung und regelt die Anfor-derungen an Vollmachten und Weisungen. Ein Aktionar kann sich an der Generalversammlung nur durch den unabhangigen Stimmrechtsver-treter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Be-vollmachtigten, der nicht Aktionar zu sein braucht, vertreten !assen. Alie van einem Aktio-nar gehaltenen Aktien konnen nur van einer Person vertreten werden.

2 The Board of Directors shall issue the rules re-garding the participation in and representation at the General Meeting of Shareholders and deter-mine the requirements as to proxies and instruc-tions. A shareholder may only be represented at the General Meeting of Shareholders by the inde-pendent voting rights representative, its legal rep-resentative or, by means of a written proxy by an-other proxy holder who need not be a shareholder. All shares held by a shareholder may only be rep-resented by one person.

3 Die Generalversammlung wahlt den unabhan-gigen Stimmrechtsvertreter fur eine Amtsdauer bis zum Abschluss der nachsten ordentlichen Generalversammlung. Wiederwahl ist moglich.

3 The General Meeting of Shareholders shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

4 Hat die Gesellschaft keinen unabhangigen Stimmrechtsvertreter, wird dieser fur die nachste Generalversammlung vom Verwal-tungsrat bezeichnet.

4 If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights repre-sentative for the next General Meeting of Share-holders.

Artikel 14	Article 14
Besch/Osse, Wahlen	Resolutions, Elections

1 Die Generalversammlung beschliesst und wahlt mit der absoluten Mehrheit der vertrete-nen Stimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen.

1 The General Meeting of Shareholders shall pass its resolutions and adopt its elections by the abso-lute majority of the votes represented, unless re-quired otherwise by law or these articles of associ-ation.

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2 Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stirn-men und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist insbe-sondere erforderlich fur:

2 Two-thirds of the votes represented and the ab-solute majority of the nominal value of shares rep-resented shall be required in particular for the Gen-eral Meeting of Shareholders to adopt resolutions on the following matters:

1. die Anderung des Gesellschaftszweckes;	1. the modification of the purpose of the Com-pany;

2. die Zusammenlegung von Aktien (soweit die Aktien borsenkotiert sind);	2. the consolidation of shares (to the extent such shares are listed on a stock exchange);

3. eine Kapitalerhohung aus Eigenkapital, gegen Sacheinlage oder durch Verrech-nung mit einer Forderung und die Ge-wahrung von besonderen Vorteilen;	3. a share capital increase through the conver-sion of freely available equity, a contribution in kind, and the grant of special privileges;

4. die Einschrankung oder Aufhebung des Bezugsrechts;	4. the limitation on or withdrawal of pre-emptive rights;

5. die Einfuhrung oder Anderung eines be-dingten Kapitals oder eines Kapital-bands;	5. the creation of or the amendment to a condi-tional capital or of a capital band;

6. die Beschrankung der Obertragbarkeit von Namenaktien und die Aufhebung ei-ner solchen Beschrankung;	6. the restriction on the transferability of shares or cancellation of such restriction;

7. die Einfuhrung oder Aufhebung von Stimmrechtsaktien; und	7. the creation or cancellation of shares with privileged voting rights;

8. einen Wechsel der Wahrung des Aktien-kapitals;	8. a change of the currency in which the share capital is denominated;

9. die Dekotierung van Beteiligungspapiere der Gesellschaft;	9. the delisting of the Company’s equity securi-ties;

10. die Verlegung des Sitzes der Gesell-schaft;	10. a change in the registered office of the Com-pany;

11. die Einfuhrung einer statutarischen Schiedsklausel; und	11. the introduction of an arbitration provision in the Articles; and

12. die Auflosung der Gesellschaft.	12. the dissolution of the Company.

3 Die Abstimmungen und Wahlen erfolgen of-fen, es sei denn, dass die Generalversammlung schriftliche oder elektronische Abstimmung res-pektive Wahl beschliesst oder der Vorsitzende dies anordnet. Der Vorsitzende kann eine Ab-stimmung oder Wahl jederzeit wiederholen !as-sen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.

3 Resolutions and elections shall be taken openly, unless a secret ballot or electronic voting is re-solved by the General Meeting of Shareholders or is ordered by the acting chair. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt. The resolution or election previously held shall then be deemed to have not taken place.

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4 Kommt im ersten Wahlgang eine Wahl nicht zustande und steht mehr als ein Kandidat zur Wahl, ordnet der Vorsitzende einen zweiten Wahlgang an, in dem das relative Mehr ent-scheidet.	4 If the first vote fails to result in an election and more than one candidate is standing for election, the acting chair shall order a second vote in which a relative majority shall be decisive.

B. Der Verwaltungsrat	B. The Board of Directors

Artikel 15	Article 15
Anzahl Verwaltungsrate	Number of Directors

1 Der Verwaltungsrat besteht aus mindestens drei und hochstens 12 Mitgliedern.	1 The Board of Directors shall consist of not less than three and no more than 12 members.

2 Jede Aktionarskategorie hat Anspruch auf Wahl eines Vertreters in den Verwaltungsrat.	2 Each share class is entitled to elect one repre-sentative to the Board of Directors.

Artikel 16	Article 16
Wahl und Amtsdauer	Term of Office

1 Die Generalversammlung wahlt die Mitglieder des Verwaltungsrates und den Prasidenten des Verwaltungsrates einzeln fur eine Amtsdauer bis zum Abschluss der nachsten ordentlichen Generalversammlung. Wiederwahl ist moglich.

1 The General Meeting of Shareholders shall elect the members of the Board of Directors and the Chairman of the Board of Directors individually and for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-elec-tion is possible.

21st das Prasidium des Verwaltungsrates va-kant, bezeichnet der Verwaltungsrat bis zum Abschluss der nachsten ordentlichen General-versammlung aus seiner Mitte einen Prasiden-ten.

2 If the office of the Chairman of the Board of Direc-tors is vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Annual General Meeting of Shareholders.

Artikel 17	Article 17
Organisation des Verwaltungsrates	Organization of the Board of Directors

1 Vorbehaltlich der Wahl des Prasidenten und der Mitglieder des Vergutungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann einen oder mehrere Vizeprasidenten wah-len. Er bezeichnet ferner einen Sekretar, der nicht Mitglied des Verwaltungsrates sein muss.

1 Except for the election of the Chairman of the Board of Directors and the members of the Com-pensation Committee by the General Meeting of Shareholders, the Board of Directors shall consti-tute itself. The Board of Directors may elect one or several Vice-Chairmen. The Board of Directors shall further appoint a secretary who need not be member of the Board of Directors.

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2 Der Verwaltungsrat ordnet im Obrigen und vor-behaltlich Artikel 19 ff. dieser Statuten seine Or-ganisation und Beschlussfassung durch ein Or-ganisationsreglement.	2 Subject to Article 19 et seq. of these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

Artikel 18	Article 18
Ersatz der Auslagen, Schadloshaltung	Reimbursement of Expenses, Indemnification

1 Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz samtlicher ihrer im lnte-resse der Gesellschaft aufgewendeten Ausla-gen.	1 The members of the Board of Directors shall be entitled to the reimbursement of all expenses in-curred in the interest of the Company.

2 Soweit gesetzlich zulassig, halt die Gesell-schaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschaftsleitung so-wie deren Erben, Konkurs- oder Nachlassmas-sen aus Gesellschaftsmitteln fur Schaden, Ver-luste und Kosten aus drohenden, hangigen oder abgeschlossenen Klagen, Verfahren oder Un-tersuchungen zivil-, straf- oder verwaltungs-rechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nach-lassmassen entstehen aufgrund van tatsachli-chen oder behaupteten Handlungen, Zustim-mungen oder Unterlassungen im Zusammen-hang mit der Ausubung ihrer Pflichten oder be-haupteten Pflichten oder aufgrund der Tatsa-che, dass sie Mitglied des Verwaltungsrates o-der der Geschaftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesell-schaft als Mitglied des Verwaltungsrates, der Geschaftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer an-deren Gesellschaft, einer nicht-rechtsfahigen Personengesellschaft oder eines Trusts sind o-der waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgultigen, nicht weiterziehbaren Entscheid eines zustandigen Gerichts bzw. einer zustandigen Verwaltungs-behorde entschieden warden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschaftslei-tung absichtlich oder grobfahrlassig verletzt hat.

2 The Company shall indemnify and hold harmless, to the extent permitted by law, the existing and for-mer members of the Board of Directors and Exec-utive Management, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or com-pleted actions, suits or proceedings -whether civil, criminal, administrative or investigative - and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Director or Executive Management of the Com-pany, or while serving as a member of the Board of Directors or Executive Management of the Com-pany is or was serving at the request of the Com-pany as a director, member of the executive man-agement, employee or agent of another corpora-tion, partnership, joint venture, trust or other enter-prise; provided, however, that this indemnity shall not extend to any matter in which any of said per-sons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or Executive Management.

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3 Ohne den vorangehenden Absatz 2 dieses Ar-tikels 18 einzuschranken, bevorschusst die Ge-sellschaft aktuellen oder ehemaligen Mitglie-dern des Verwaltungsrates und der Geschafts-leitung Gerichts- und Anwaltskosten. Die Ge-sellschaft kann solche Vorschusse zuruckfor-dern, wenn ein zustandiges Gericht oder eine zustandige Verwaltungsbehorde in einem end-gultigen, nicht weiterziehbaren Urteil bzw. Ent-scheid zum Schluss kommt, dass eine der ge-nannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschaftslei-tung absichtlich oder grobfahrlassig verletzt hat.

3 Without limiting the foregoing paragraph 2 of this Article 18, the Company shall advance court costs and attorneys’ fees to the existing and former mem-bers of the Board of Directors and Executive Man-agement. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of compe-tent jurisdiction not subject to appeal, to have com-mitted an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Management.

Artikel 19	Article 19
Einberufung, Besch/ussfassung, Protoko/1	Convening of Meetings, Resolutions, Minutes

1 Sitzungen des Verwaltungsrates werden vom Prasidenten oder im Falle seiner Verhinderung vom Vizeprasidenten oder einem anderen Mit-glied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mit-glied es schriftlich unter Angabe der Grunde verlangt.

1 The Board of Directors shall meet at the invitation of its Chairman or, failing him, of the Vice-Chair-man or of another member of the Board of Direc-tors as often as the business of the Company shall require or if a member requests it in writing indicat-ing the reasons.

2 Sofern das vom Verwaltungsrat erlassene Or-ganisationsreglement nichts anderes festlegt, ist zur Beschlussfahigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Prasenzquorum ist erforder-lich fur die Anpassungs- und Feststellungsbe-schlusse des Verwaltungsrates im Zusammen-hang mit Kapitalerhohungen oder daraus fol-gende Statutenanderungen.

2 Except as otherwise set forth in the organizational regulations, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and confirmation of a capital increase or for the amendment of the articles of association in con-nection therewith.

3 Der Verwaltungsrat fasst seine Beschlusse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.	3 The Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have the casting vote.

4 Beschlusse konnen auch auf schriftlichem Weg gefasst werden, sofern nicht ein Mitglied mundliche Beratung verlangt.	4 Resolutions may also be adopted by way of writ-ten consent, unless a member shall request dis-cussion thereof.

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s Die Beschlusse sind in einem Protokoll festzu-halten, das vom Vorsitzenden und dem Sekre-tar zu unterzeichnen ist.	5 The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.

Artikel 20	Article 20
Befugnisse des Verwaltungsrates	Powers of the Board of Directors

1 Der Verwaltungsrat kann in alien Angelegen-heiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft ubertragen sind.	1 The Board of Directors may pass resolutions with respect to all matters which are not by law, by these articles of association or by regulations delegated to another corporate body of the Company.

2 Er hat folgende unubertragbare und unent-ziehbare Aufgaben:	2 It shall have the following non-transferable and in-alienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der notigen Weisungen;	1. the ultimate management of the Company and the issuance of necessary instructions;

2.die Festlegung der Organisation der Ge-sellschaft;	2.the determination of the organization of the Company;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzpla-nung;	3. the structuring of the accounting system, of the financial controls and the financial plan-ning;

4. die Ernennung und Abberufung der mit der Geschaftsfuhrung und der Vertretung be-trauten Personen und die Regelung der Zeichnungsberechtigung;	4. the appointment and removal of the persons entrusted with management and representa-tion, and issuance of rules on the signature authority;

5. die Oberaufsicht uber die mit der Ge-schaftsfuhrung betrauten Personen, na-mentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Wei-sungen;	5. the ultimate supervision of the persons en-trusted with the management, in particular in view of compliance with the law, these articles of association, regulations and directives;

6. die Erstellung des Geschaftsberichtes und des Vergutungsberichtes;	6. the preparation of the business report and the compensation report;

7. die Vorbereitung der Generalversammlung und die Ausfuhrung ihrer Beschlusse;	7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

8. die Beschlussfassung uber nachtragliche Leistung von Einlagen auf nicht vollstandig liberierte Aktien und daraus folgende Sta-tutenanderungen;	8. the adoption of resolutions on the performing of additional contributions to shares of the Company not fully paid in and the corre-sponding amendments of the articles of asso-ciation;

9.

die Beschlussfassung uber die Erhohung des Aktienkapitals, soweit dies in der Kom-petenz des Verwaltungsrates liegt, die Feststellung von Kapitalerhohungen, die Erstellung des Kapitalerh6hungsberichts und die Vornahme der entsprechenden Statutenanderungen (einschliesslich L6-schungen);

9.

the adoption of resolutions on the increase of the share capital to the extent that such power is vested in the Board of Directors, the ascer-tainment of capital increases, the preparation of the report on the capital increase, and the respective amendments of the articles of as-sociation (including deletions);

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10. die gemass Fusionsgesetz unubertragba-ren und unentziehbaren Aufgaben und Be-fugnisse des Verwaltungsrates;	10. the non-transferable duties and powers of the Board of Directors pursuant to the Swiss Mer-ger Act;

11. die Einreichung eines Gesuchs um Nach-lassstundung und die Benachrichtigung des Gerichts im Falle der Oberschuldung;	11. filing an application for a debt restructuring moratorium and notifying the court if liabilities exceed assets;

12. andere durch Gesetz oder Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	12. other powers and duties reserved to the Board of Directors by law or these articles of association.

3 Im Obrigen kann der Verwaltungsrat die Ge-schaftsfuhrung sowie die Vertretung der Gesell-schaft im Rahmen dieser Statuten durch Erlass eines Organisationsreglements ganz oder teil-weise an einzelne oder mehrere seiner Mitglie-der oder an Dritte ubertragen.

3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set by these articles of association and the law to one or several of its members or to third parties by the means of organizational regulations.

C. Der Vergutungsausschuss	C. The Compensation Committee

Artikel 21	Article 21
Anzahl Mitglieder	Number of Members

Der Vergutungsausschuss besteht aus mindes-tens drei Mitgliedern des Verwaltungsrates. Die Mitglieder mussen nicht-exekutiv und unabhan-gig sein.	The Compensation Committee shall consist of no less than three members of the Board of Directors. The members of the Compensation Committee shall be non-executive and independent.

Artikel 22	Article 22
Wahl und Amtsdauer	Election and Term of Office

1 Die Generalversammlung wahlt die Mitglieder des Vergutungsausschusses einzeln fur eine Amtsdauer bis zum Abschluss der nachsten or-dentlichen Generalversammlung. Wiederwahl ist m6glich.

1 The General Meeting of Shareholders shall elect the members of the Compensation Committee in-dividually for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

2 Scheiden ein oder mehrere Mitglieder aus o-der ist der Vergutungsausschuss nicht vollstan-dig besetzt, kann der Verwaltungsrat bis zum Abschluss der nachsten ordentlichen General-versammlung aus seiner Mitte Mitglieder be-zeichnen.

2 If there are vacancies on the Compensation Com-mittee, the Board of Directors may appoint substi-tute members from among its members for a term of office extending until completion of the next Or-dinary General Meeting of Shareholders.

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Artikel 23	Article 23
Organisation des Vergiitungsausschusses	Organisation of the Compensation Committee

1 Der Vergutungsausschuss konstituiert sich selbst. Der Verwaltungsrat bezeichnet aus sei-ner Mitte einen Vorsitzenden.	1 The Compensation Committee shall constitute it-self. The Board of Directors shall elect a chairman from among its members.

2 Im 0brigen erlasst der Verwaltungsrat ein Reglement Ober die Organisation und Be-schlussfassung des Vergutungsausschusses.	2 The Board of Directors shall issue regulations es-tablishing the organization and decision-making process of the Compensation Committee.

Artikel 24	Article 24
Aufgaben und Zustandigkeiten	Duties and Powers

1 Der Vergutungsausschuss unterstutzt den Verwaltungsrat bei der Festsetzung und 0ber-prufung der Vergutungspolitik und -richtlinien sowie bei der Vorbereitung der Antrage zuhan-den der Generalversammlung betreffend die Vergutung des Verwaltungsrates und der Ge-schaftsleitung. Er kann dem Verwaltungsrat Vorschlage zu weiteren Vergutungsfragen un-terbreiten.

1 The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meet-ing of Shareholders regarding the compensation of the Board of Directors and the Executive Manage-ment. It may submit proposals to the Board of Di-rectors in other compensation-related issues.

2 Der Verwaltungsrat legt in einem Reglement fest, fur welche Funktionen des Verwaltungsra-tes und der Geschaftsleitung der Vergutungs-ausschuss, gemeinsam mit dem Prasidenten des Verwaltungsrates oder alleine, Vorschlage fur die Leistungswerte, Zielwerte und Vergutun-gen der Mitglieder des Verwaltungsrates und der Geschaftsleitung unterbreitet und fur welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen Richtlinien die Leistungswerte, Zielwerte und Vergutungen der Mitglieder des Verwaltungsrates und der Geschaftsleitung festsetzt.

2 The Board of Directors shall determine in regula-tions for which positions of the Board of Directors and the Executive Management the Compensation Committee, together with the Chairman of the Board of Directors or alone, shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Di-rectors and the Executive Management, and for which positions it shall itself determine, in accord-ance with these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target val-ues and the compensation of the members of the Board of Directors and the Executive Management.

3 Der Verwaltungsrat kann dem Vergutungsaus-schuss weitere Aufgaben zuweisen.	3 The Board of Directors may delegate further tasks to the Compensation Committee.

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D. Die Revisionsstelle	D. The Auditors

Artikel 25	Article 25

1 Die Generalversammlung wahlt die Revisions-stelle fur eine Amtsdauer bis zum Abschluss der nachsten ordentlichen Generalversammlung. Wiederwahl ist moglich.	1 The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Sharehold-ers. Re-election is possible.

2 Der Revisionsstelle obliegen die ihr vom Ge-setz zugewiesenen Befugnisse und Pflichten.	2 The Auditors shall have the powers and duties vested in it by law.

3 Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklarungen, insbesondere Zwischenrevisionen, durchzufuh-ren und daruber Bericht zu erstatten.	3 The Board of Directors may mandate at any time the Auditors to perform special investigations, in particular interim audits, and to prepare a report on its findings.

IV. Vergutungen der Mitglieder des Ver-waltungsrates und der Geschaftslei-tung	IV. Compensation of the Members of the Board of Directors and the Executive Man-agement

Artikel 26	Article 26
Genehmigung der Vergiitungen durch die Ge-neralversammlung	Approval of the Compensation by the General Meeting of Shareholders

1 Die Generalversammlung genehmigt jahrlich und separat die Antrage des Verwaltungsrates in Bezug auf die Gesamtbetrage:	1 The General Meeting of Shareholders shall ap-prove annually and separately the proposals of the Board of Directors in relation to the aggregate amounts of:

1. fur die maximale Vergutung des Verwal-tungsrates fur die Dauer bis zur nachsten ordentlichen Generalversammlung;	1. the maximum compensation of the Board of Directors until the completion of the next An-nual General Meeting of Shareholders;

2. fur die maximale Vergutung der Geschafts-leitung fur das kommende Geschaftsjahr; und	2. the maximum compensation of the Executive Management for the next fiscal year; and

3. allenfalls weitere Vergutungsperioden fur bestimmte Vergutungselemente.	3. additional compensation periods for specific compensation elements, if applicable.

2 Der Verwaltungsrat kann der Generalver-sammlung abweichende oder zusatzliche An-trage in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	2 The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or dif-ferent periods.

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3 Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berucksichtigung aller re-levanten Umstande den entsprechenden (maxi-malen) Gesamtbetrag oder mehrere (maxi-male) Teilbetrage fest und unterbreitet den oder die so festgesetzten Betrage einer Generalver-sammlung zur Genehmigung.

3 In the event the General Meeting of Shareholders does not approve a proposal of the Board of Direc-tors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) par-tial amounts, and submit the amount(s) so deter-mined for approval by a General Meeting of Share-holders.

4 Die Gesellschaft oder von ihr kontrollierte Ge-sellschaften konnen Vergutungen vor der Ge-nehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachtraglichen Genehmigung.	4 The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders subject to subse-quent approval.

Artikel 27	Article 27
Zusatzbetrag fiJr Veranderungen in der Ge-schaftsleitung	Supplementary Amount for Changes to the Execu-tive Management

Reicht der bereits von der Generalversamm-lung genehmigte maximale Gesamtbetrag der Vergutung nicht aus fur die Vergutung einer o-der mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergutung der Ge-schaftsleitung fur die massgebende Vergu-tungsperiode durch die Generalversammlung Mitglieder der Geschaftsleitung werden, sind die Gesellschaft oder von ihr kontrollierte Unter-nehmen ermachtigt, diesem oder diesen Mit-gliedern wahrend der bereits genehmigten Ver-gutungsperiode(n) einen Zusatzbetrag auszu-richten. Als Zusatzbetrag konnen die Gesell-schaft oder von ihr kontrollierte Gesellschaften jeder solcher Person je relevante Vergutungs-periode fur jeden der beiden nachfolgenden Zwecke je einen die Gesamtjahresvergutung des betreffenden Vorgangers bzw. fur eine ahn-liche vorbestehende Funktion um bis zu 40% ubersteigenden Betrag zuteilen oder bezahlen: (1) als Vergutung fur die relevante Vergutungs-periode; und zusatzlich (2) zum Ausgleich der Nachteile, die im Zusammenhang mit dem Stel-lenwechsel entstehen. Fur die Zwecke dieser Bestimmung gilt als Gesamtjahresvergutung die im jungsten Vergutungsbericht der Gesell-schaft fur das vorangehende Geschaftsjahr ausgewiesene Gesamtjahresvergutung des be-treffenden Vorgangers bzw. fur eine ahnliche vorbestehende Funktion; fur die kurzfristige und langfristige Leistungs- oder Erfolgsvergutung ist dabei auf die tatsachlichen Werte oder, sofern hoher, die Zielwerte der betreffenden Vergu-tungselemente abzustellen, je wie sie im jungs-ten Vergutungsbericht der Gesellschaft fur das vorangehende Geschaftsjahr ausgewiesen sind. Die Gesellschaft oder van ihr kontrollierte Gesellschaften durfen gestutzt auf die Bestim-mung dieses Artikel 27 je relevante Vergutungs-periode keinesfalls an mehr als funf (5) Perso-nen einen Zusatzbetrag im Rahmen der Maxi-malwerte gemass der Bestimmung dieses Arti-kels 27 zuteilen oder bezahlen.

If the maximum aggregate amount of compensa-tion already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management after the General Meeting of Shareholders has approved the compensation of the Executive Management for the relevant period then the Company or com-panies controlled by it shall be authorized to pay such members a supplementary amount during the compensation period(s) already approved. The Company or companies under its control may grant or pay as supplementary amount to each such per-son for each relevant compensation period for each of the following two purposes a separate amount of up to 40% in excess of the total annual compensation of the respective predecessor or for a similar preexisting position: (1) as compensation for the relevant compensation period; and, in addi-tion, (2) as compensation for any prejudice incurred in connection with the change of employment. For purposes of this provision, total annual compensa-tion shall mean the total annual compensation of the respective predecessor or for a similar preex-isting position as disclosed in the most recent com-pensation report of the Company in relation to the preceding fiscal year; for such purposes, short- term and long-term incentive compensation shall be included on the basis of the actual values or, if higher, the target values of the respective compen-sation elements, in each case as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year. On the basis of this Article 27, the Company or companies under its control may in no event grant or pay, in each relevant compensation period, a supplementary amount to more than five (5) persons within the lim-itations of the maximum values pursuant to the pro-vision of this Article 27.

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Artikel 28	Article 28
VergDtungen der Mitglieder des Verwaltungsra-tes und der Geschaftsleitung	Compensation of the Members of the Board of Di-rectors and the Executive Management

1 Die Vergutung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst eine feste Grun-dentschadigung und kann weitere Vergutungs-elemente und Leistungen umfassen. Die Ge-samtvergutung berucksichtigt Funktion und Verantwortungsstufe des Empfangers.

1 The compensation of the non-executive members of the Board of Directors consists of a fixed base compensation and may consist of further compen-sation elements. Total compensation shall take into account position and level of responsibility of the recipient.

2 Die Vergutung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Ge-schaftsleitung umfasst fixe und variable Vergu-tungselemente. Die variable Vergutung richtet sich nach der Erreichung bestimmter Leistungs-ziele. Die Gesamtvergutung berucksichtigt Funktion und Verantwortungsstufe des Emp-fangers.

2 The compensation of the executive members of the Board of Directors and of the members of the Executive Management consists of fixed and vari-able compensation elements. Variable compensa-tion shall take into account the achievement of spe-cific performance targets. Total compensation shall take into account position and level of responsibility of the recipient.

3 Die Leistungsziele konnen personliche Ziele, Unternehmens-, Gruppen- oder bereichsspezi-fische Ziele oder im Vergleich zum Markt, zu an-deren Unternehmen oder zu vergleichbaren Richtgrossen berechnete Ziele umfassen, unter Berucksichtigung van Funktion und Verantwor-tungsstufe des Empfangers der variablen Ver-gutung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergutungsausschuss legt die Gewichtung der Leistungsziele und die jeweili-gen Zielwerte fest.

3 The performance targets may include individual targets, targets of the company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values.

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4 Die Vergutung kann in der Form van Geld, Ak-tien oder Sach- oder Dienstleistungen ausge-richtet werden; die Vergutung kann zudem auch in der Form van Optionen, vergleichbaren ln-strumenten oder Einheiten gewahrt werden. Der Verwaltungsrat oder, soweit an ihn dele-giert, der Vergutungsausschuss legt Zutei- lungsbedingungen, Vesting-Bedingungen, Aus- • ubungsbedingungen und -fristen sowie allfallige Sperrfristen und Verfallsbedingungen fest. Sie konnen insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendi-gung eines Arbeits- oder Mandatsverhaltnisses Vesting-Bedingungen, Ausubungsbedingungen und -fristen, Sperrfristen und Verfallsbedingun-gen weiter gelten, verkurzt oder aufgehoben werden, Vergutungen unter Annahme der Errei-chung der Zielwerte ausgerichtet werden oder Vergutungen verfallen. Die Gesellschaft kann die erforderlichen Aktien oder andere Beteili-gungspapiere auf dem Markt erwerben oder un-ter Nutzung ihres bedingten Kapitals bereitstel-len.

4 Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; compensation may also be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, they may pro-vide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture condi-tions and periods, for payment or grant of compen-sation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agree-ment. The Company may procure the required shares or other securities through purchases in the market or by using contingent share capital.

5 Die Vergutung kann durch die Gesellschaft o-der durch van ihr kontrollierte Gesellschaften ausgerichtet werden.	5 Compensation may be paid by the Company or companies controlled by it.

V. Vertrage mit Mitgliedern des Verwal-tungsrates und der Geschaftsleitung	V. Agreements with Members of the Board of Directors and the Executive Management

Artikel 29	Article 29

1 Die Gesellschaft oder van ihr kontrollierte Ge-sellschaften konnen mit Mitgliedern des Verwal-tungsrates unbefristete oder befristete Vertrage Ober die Vergutung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.

1 The Company or companies controlled by it may enter into agreements for a fixed term or for an in-definite term with members of the Board of Direc-tors relating to their compensation. Duration and termination shall comply with the term of office and the law.

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2 Die Gesellschaft oder von ihr kontrollierte Ge-sellschaften konnen mit Mitgliedern der Ge-schaftsleitung unbefristete oder befristete Ar-beitsvertrage abschliessen. Befristete Arbeits-vertrage haben eine Hochstdauer von einem Jahr; eine Erneuerung ist zulassig. Unbefristete Arbeitsvertrage haben eine’ Kundigungsfrist von maximal zwolf Monaten.

2 The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Exec-utive Management. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

3 Die Gesellschaft oder von ihr kontrollierte Ge-sellschaften konnen mit Mitgliedern der Ge-schaftsleitung Konkurrenzverbote fur die Zeit nach Beendigung eines Arbeitsverhaltnisses vereinbaren. Deren Dauer darf ein Jahr nicht ubersteigen, und die fur ein solches Konkur-renzverbot bezahlte Entschadigung darf den Durschnitt der Vergutung des betreffenden Mit-glieds in den drei vorangehenden Geschaftsjah-ren nicht ubersteigen.

3 The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Management for the time after ter-mination of employment. Their duration shall not exceed one year, and the consideration paid for such non-compete undertaking shall not exceed in total the amount corresponding to the average of compensation of such member during the three preceding financial years.

VI. Mandate ausserhalb des Konzerns, Kredite und Darlehen	VI.Mandates Outside of the Group, Credits and Loans

Artikel 30	Article 30
Mandate ausserhalb des Konzerns	Mandates Outside of the Group

1 Kein Mitglied des Verwaltungsrates kann mehr als zehn (10) zusatzliche Mandate wahrneh-men, wovon nicht mehr als funf (5) in borsenko-tierten Unternehmen.	1 No member of the Board of Directors may hold more than ten (10) additional mandates of which no more than five (5) may be in listed companies.

2 Kein Mitglied der Geschaftsleitung kann mehr als funf (5) Mandate wahrnehmen, wovon nicht mehr als eines (1) in einem borsenkotierten Un-ternehmen.	2 No member of the Executive Management may hold more than five (5) mandates of which no more than one (1) may be in a listed company.

3 Die folgenden Mandate fallen nicht unter dies Beschrankungen gemass Absatz 1 und 2 die-ses Artikels:	3 The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:

(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren; und	(a) mandates in companies which are controlled by the Company or which control the Com-pany; and

(b)

Mandate, die ein Mitglied des Verwal-tungsrates oder der Geschaftsleitung auf Anordnung der Gesellschaft oder van ihr kontrollierten Gesellschaften wahrnimmt. Kein Mitglied des Verwaltungsrates oder der Geschaftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.

(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than ten (10) such mandates.

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4 Als Mandate gelten Mandate bei anderen Un-ternehmen mit wirtschaftlichem Zweck, (i) die mit der Funktion eines Mitglieds des Verwal-tungsrats oder der Geschaftsleitung der Gesell-schaft vergleichbar sind oder (ii) als Mitglied ei-nes Beirats. Bis zu zehn (10) Mandaten in ver-schiedenen Rechtseinheiten, die ausserhalb des Anwendungsbereichs von Artikel 30 Abs. 3(a) unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.

4 Mandates shall mean positions at other enter-prises with an economic purpose (i) that are com-parable to the position of a member of the Board of Directors or the Executive Management at the Company or (ii) as a member of an advisory board. Up to ten (10) mandates in different legal entities that are under joint control or same beneficial own-ership outside the scope of application of Article 30 para. 3(a) are deemed one (1) mandate.

Artikel 31	Article 31
Kredite und Darlehen	Credits and Loans

Die Gesellschaft oder von ihr kontrollierte Ge-sellschaften darf Darlehen an Mitglieder des Verwaltungsrates oder der Geschaftsleitung entrichten, vorausgesetzt, diese werden zu Konditionen wie zwischen unabhangigen Ver-tragsparteien entrichtet.

The Company or companies controlled by it may grant loans to members of the Board of Directors or the Executive Management, provided they are granted at arm’s length terms.

Artikel 32	Article 32
Vorsorgeleistungen ausserha/b der beruflichen Vorsorge	Post-Retirement Benefits Beyond the Occupational Pension

Die Gesellschaft oder von ihr kontrollierte Ge-sellschaften konnen an Mitglieder der Ge-schaftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, wobei sol-che Vorsorgeleistungen 50% der des Basissa-lars im Geschaftsjahr, das der Pensionierung unmittelbar vorausgeht, nicht ubersteigen dur-fen.

The Company or companies controlled by it may grant members of the Executive Management post-retirement benefits beyond occupational pen-sion; provided, however, that such pension bene-fits may not exceed 50% of the base salary in the fiscal year immediately preceding the retirement.

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VII. Geschaftsjahr, Gewinnverteilung	VII. Financial Year, Profit Allocation

Artikel 33	Article 33
Geschaftsjahr, Geschafts- und Vergutungsbe-richt	Financial Year, Business and Compensation Re-port

1 Das Geschaftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	1 The Company’s financial year shall be deter-mined by the Board of Directors.

2 Der Verwaltungsrat erstellt fur jedes Ge-schaftsjahr einen Geschaftsbericht, der sich aus der Jahresrechnung, dem Lagebericht und der Konzernrechnung zusammensetzt, sowie einen Vergutungsbericht.

2 The Board of Directors shall prepare for each fi-nancial year a business report, comprising the an-nual financial statements, the management report and the consolidated financial statements, as well as a compensation report.

Artikel 34	Article 34
Verteilung des Bilanzgewinnes, Reserven	Allocation of Balance Sheet Profit, Reserves

1 Ober den Bilanzgewinn verfugt die General-versammlung im Rahmen der gesetzlichen Vor-schriften. Der Verwaltungsrat unterbreitet ihr seine Antrage.

1 The General Meeting shall resolve on the alloca-tion of the profit as shown on the balance sheet in accordance with applicable law. The Board of Di-rectors shall submit its proposals to the General Meeting of Shareholders.

2 Neben den gesetzlichen Reserven kann die Generalversammlung weitere Reserven schaf-fen.	2 In addition to the reserves required by law, the General Meeting may create other reserves.

3 Dividenden, welche nicht innerhalb von funf Jahren nach ihrem Auszahlungsdatum bezo-gen wurde, fallen an die Gesellschaft und wer-den der allgemeinen gesetzlichen Reserve zu-geteilt.	3 Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

VIII. Auflosung, Liquidation	VIII. Dissolution, Liquidation

Artikel 35	Article 35

1 Die Generalversammlung kann jederzeit die Auflosung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutari-schen Vorschriften beschliessen.	1 The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

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Articles of Association of WISeKey International Holding Ltd

2 Die Liquidation wird durch den Verwaltungsrat durchgefuhrt, sofern sie nicht durch die Gene-ralversammlung anderen Personen ubertragen wird.	2 The liquidation shall be effected by the Board of Directors, unless the General Meeting of Share-holders appoints other persons as liquidators.

3 Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Li-quidatoren sind ermachtigt, Aktiven (Grundstu-cke eingeschlossen) freihandig zu verkaufen.	3 The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in pri-vate transactions.

4 Nach erfolgter Tilgung der Schulden der Ge-sellschaft wird das Vermogen unter die Aktio-nare nach Massgabe der eingezahlten Betrage verteilt, soweit die Statuten nichts anderes vor-sehen.	4 Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the amounts paid in, unless these articles of association provide otherwise.

IX. Mitteilungen, Bekanntmachungen	IX. Notices, Communications

Artikel 36	Article 36

1 Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	1 The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

2 Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.	2 In particular cases, the Board of Directors may specify other means of publication.

3 Soweit das Gesetz nicht zwingend eine per-sonliche Mitteilung verlangt, erfolgen samtliche Mitteilungen der Gesellschaft an die Aktionare gultig durch Publikation im Schweizerischen Handelsamtsblatt. Schriftliche Mitteilungen der Gesellschaft an Aktionare erfolgen durch ge-wohnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionars bzw. Zu-stellungsbevollmachtigten.

3 To the extent that personal notification is not man-dated by law, all communications to the sharehold-ers shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communica-tions by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.

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Articles of Association of WISeKey International Holding Ltd

X.Sprachen	X.Languages

Artikel 37	Article 37

Im Falle von Unstimmigkeiten zwischen der deutschen und der englischen Version dieser Statuten, geht die deutsche Version in allen Be-langen vor.	In case of a discrepancy between the German and the English version of these Articles of Association, the German version shall prevail in all respects.

XI.Sacheinlagen	XI.Contribution in Kind

Artikel 38	Article 38

Die Gesellschaft ubernimmt in der Kapitalerho-hung vom 2. Marz 2016 gemass Sacheinlagever-trag vom 2. Marz 2016 von Joao Carlos Creus Moreira 680 Namenaktien mit einem Nennwert von je CHF 1’000 der WlseTrust SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Obernahmewert von insgesamt CHF 4’102’244 ubernommen. Als Gegenleistung fur diese Sach-einlage gibt die Gesellschaft dem Einleger insge-samt 30’021’988 neue Namenaktien der Gesell-schaft mit einem Nennwert von je CHF 0.01 bzw. einem Gesamtnennwert von CHF 300’219.88 aus. Die Gesellschaft weist die Differenz zwi-schen dem Gesamtnennwert und dem Obernah-mewert der Sacheinlage im Gesamtbetrag von CHF 3’802’024.12 den Kapitaleinlagereserven der Gesellschaft zu.

In connection with the capital increase of March 2, 2016, and in accordance with the contribution in kind agreement dated March 2, 2016, the Com-pany acquires from Joao Carlos Creus Moreira 680 registered shares of WISeTrust SA, Meyrin, each with a nominal value of CHF 1,000. These registered shares are acquired for a total value of CHF 4,102,244. As consideration for this contri-bution in kind, the Company issues to the contrib-utor 30,021,988 newly issued registered shares of the Company with a nominal value of CHF 0.01 each and a total nominal value of CHF 300,219.88. The difference between the aggre-gate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 3,802,024.12 is allocated to the Company’s reserves of capital contribution.

Artikel 39	Article 39

Die Gesellschaft ubernimmt in der Kapitalerho-hung vom 21. Marz 2016 gemass den Sacheinla-gevertragen vom 21. Marz 2016 von der Zurcher Kantonalbank, Zurich, und der Acxit Capital Part-ners AG, Zurich, insgesamt 66’170’160 Namen-aktien mit einem Nennwert von je CHF 0.01 der WlseKey SA, mit Sitz in Meyrin. Diese Namenak-tien werden zu einem Obernahmewert von insge- samt CHF 1’051’392.50 ubernommen. Als Ge-genleistung fur diese Sacheinlage gibt die Gesell-schaft den Einlegerinnen, jeweils handelnd im ei-genen Namen aber auf Rechnung der Aktionare der WISeKey SA, die ihre Namenaktien der WIS-eKey SA mit einem Nennwert von je CHF 0.01 im Rahmen des Umtauschangebots der Gesell-schaft fur samtliche ausgegebenen und ausste-henden Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 der Gesellschaft an-gedient und die Zurcher Kantonalbank bzw. die Acxit Capital Partners AG als Umtauschagenten bezeichnet haben, insgesamt 13’234’027 neue Namenaktien der Gesellschaft mit einem Nenn-wert von je CHF 0.05 bzw. einem Gesamtnenn-wert von CHF 661’701.35 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnenn-wert und dem Obernahmewert der Sacheinlage im Gesamtbetrag von CHF 389’691.15 der ge-setzlichen Kapitalreserve der Gesellschaft zu.

In connection with the capital increase of March 21, 2016, and in accordance with the contribution in kind agreements dated as of March 21, 2016, the Company acquires from Zurcher Kantonal-bank, Zurich, and Acxit Capital Partners AG, Zur-ich, respectively, a total of 66,170,160 registered shares of WISeKey SA, Meyrin, each with a nom-inal value of CHF 0.01. These registered shares are acquired for a total value of CHF 1,051,392.50. As consideration for this contribu-tion in kind, the Company issues to the contribu-tors, each acting in its own name but for the ac-count of the holders of registered shares of WISeKey SA, nominal value CHF 0.01 each, who have tendered their registered shares of WISeKey SA, nominal value CHF 0.01 each, into the exchange offer of the Company for all issued and outstanding registered shares of WISeKey SA, nominal value CHF 0.01 each, and who have appointed Zurcher Kantonalbank and Acxit Capi-tal Partners AG, respectively, as exchange agent, a total of 13,234,027 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 661,701.35. The difference between the aggre-gate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 389,691.15 is allocated to the statutory capital reserve of the Company.

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Articles of Association of WISeKey International Holding Ltd

Artikel 39bis	Article 39bis

Die Gesellschaft ubernimmt in der Aktienkapital-erhohung vom 28. September 2017 gemass Sacheinlagevertragen vom 27. September 2017 von Philippe Szokoloczy-Syllaba, Rosa Maria Es-teve, Rosa Maria Nicod-Esteve, Alain Nicod, Gil-bert Claude Muller, Michele Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder Interna-tional AG, Mohamed Seif El Nasr und Youssef Vahabzadeh insgesamt 4’205’350 Namenaktien mit einem Nennwert von je CHF 0.01 der WIS-eKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Obernahmewert von insgesamt CHF 3’566’132.56 ubernommen. Als Gegenleis-tung fur diese Sacheinlagen gibt die Gesellschaft den Einlegern insgesamt 841’069 neue Namen-aktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 42’053.45 aus, entsprechend einem Um-tauschverhaltnis von funf Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin, pro eine neue Namenaktie der Ge-sellschaft mit einem Nennwert von je CHF 0.05. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Obernahmewert der Sacheinlage im Gesamtbetrag von CHF 3’524’079.11 den Kapitaleinlagereserven der Gesellschaft zu.

In connection with the share capital increase of September 28, 2017, and in accordance with the contribution in kind agreements dated as of Sep-tember 27, 2017, the Company acquires from Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michele Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder Interna-tional AG, Mohamed Seif El Nasr and Youssef Vahabzadeh an aggregate number of 4,205,350 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These regis-tered shares are acquired for a total value of CHF 3,566,132.56. As consideration for these contributions in kind, the Company issues to the contributors 841,069 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 42,053.45, corresponding to an exchange ratio of five registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01 for one registered share of the Company with a nominal value of CHF 0.05 each. The difference between the aggregate nominal value of the newly issued shares and the. value of contributions in kind in the amount of CHF 3,524,079.11 is allocated to the Company’s reserves of capital contribution.

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Articles of Association of WISeKey International Holding Ltd

Artikel 39ter	Article 39ter

Die Gesellschaft i.ibernimmt in der Aktienkapital-erhohung vom 20. Juni 2018 gemass Sacheinla-gevertrag vom 20. Juni_ 2018 von Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (zu-sammen die Einleger) insgesamt 16’414 Aktien mit einem Nennwert von je USO 1 der WISeKey (Bermuda) Holding Ltd., mit Sitz in Hamilton, Ber-muda. Diese Aktien werden zu einem Obernah-mewert von insgesamt CHF 4’664’994.42 i.iber-nommen. Als Gegenleistung fur diese Sacheinla-gen gibt die Gesellschaft den Einlegern insge-samt 860’000 neue Namenaktien der Gesell-schaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 43’000 aus, entsprechend einem Umtauschverhaltnis von 52.39 Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 pro Aktie mit einem Nennwert von je USO 1 der WISeKey (Bermuda} Holding Ltd., mit Sitz in Hamilton, Bermuda, wo-bei entstehende Fraktionen von Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 nicht entschadigt werden. Die Gesellschaft weist die Differenz zwischen dem Gesamtnenn-wert und dem Obernahmewert der Sacheinlage im Gesamtbetrag von CHF 4’621’994.42 den Ka-pitaleinlagereserven der Gesellschaft zu.

In connection with the share capital increase of June 20, 2018, and in accordance with the contri-bution in kind agreement dated as of June 20, 2018, the Company acquires from Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (collectively the Contributors) an aggre-gate number of 16,414 shares with a nominal value of USO 1 each of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda. These registered shares are acquired for a total value of CHF 4,664,994.42. As consid-eration for these contributions in kind, the Com-pany issues to the Contributors 860,000 newly is-sued registered shares of the Company with a nominal value of CHF 0.05 each and a total nom-inal value of CHF 43,000, corresponding to an ex-change ratio of 52.39 registered shares of the Company with a nominal value of CHF 0.05 for each registered share of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda, whereby resulting fractions of regis-tered shares of the Company with a nominal value of CHF 0.05 are not compensated. The dif-ference between the aggregate nominal value of the newly issued shares and the value of contri-butions in kind in the amount of CHF 4,621,994.42 is allocated to the Company’s reserves of capital contribution.

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Articles of Association of WISeKey International Holding Ltd

XII.Gemischte Sacheinlagen und Sach-ubernahme	XII.Mixed Contribution in Kind and Acqui-sition of Assets

Artikel 40	Article 40

Die Gesellschaft ubernimmt in der Kapitalerho-hung vom 3. April 2017 gemass Schedule A des Sacheinlagevertrags vom 3. April 2017 {der Sacheinlagevertrag) van One Communications Ltd. (ehemals KeyTech Limited), ABRY Invest-ment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. und ABRY Senior Equity 11, L.P. (a/le zusam-men die Einleger) insgesamt (a) 12’500 und da-mit samtliche ausgegebenen Class A Preferred Shares, je mit Nennwert van USO 1.00, der QV Holdings Ltd., einer Gesellschaft nach dem Recht van Bermuda mit Sitz in Bermuda (QV), (b) 5’538 Common Shares, je mit Nennwert van USO 1.00, der QV, und (c) 22’640 Warrants der QV (van QV ausgegebene Rechte, die deren lnhaber zum Er-werb van van QV neu auszugebenden Common Shares berechtigen, und van QV ausgegebene Rechte zum Erhalt solcher Warrants zum Erwerb van van QV neu auszugebenden Common Shares) (zusammen die Einlage) im Gesamtwert van CHF 17’448’500. Als Gegenleistung fur die Einlage weist die Gesellschaft den Einlegern ins-gesamt 1’110’000 Namenaktien mit einem Nenn-wert van je CHF 0.05 (Kategorie B Aktien) ge-mass Schedule A zum Sacheinlagevertrag je Ein-leger zu und leistet eine Barzahlung von insge-samt USO 13’000’000 {die Barzahlung) im Um-fang gemass Schedule A zum Sacheinlagever-trag je Einleger. Entsprechend dem Umrech-nungskurs USO - CHF vom 31. Marz 2017 von 0.9998 belauft sich der Wert der Barzahlung auf CHF 12’997’400. Die Gesellschaft weist die Diffe-renz zwischen (i) der Summe des Gesamtnenn-werts der neu ausgegebenen 1’110’000 Namen-aktien mit einem Nennwert van je CHF 0.05 (Ka-tegorie B Aktien) und Barzahlung, und (ii) dem Obernahmewert der Einlage im Betrag von CHF 4’395’600 den Kapitaleinlagereserven der Gesellschaft zu.

At the capital increase of April 3, 2017, and in ac-cordance with Schedule A of the contribution agreement dated April 3, 2017 (the Contribution Agreement), the Company acquires from One Communications Ltd. (f/k/a KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Sen-ior Equity II-A, L.P., ABRY Senior Equity Co-In-vestment Fund, L.P. and ABRY Senior Equity 11, L.P. (all together the Contributors) (a) 12,500 and thus all issued and outstanding Class A Pre-ferred Shares, each with a par value of USO 1.00, of QV Holdings Ltd., a company incorporated un-der the laws of Bermuda with its registered office in Bermuda (QV), (b) 5,538 Common Shares, each with a par value of USO 1.00, of QV, and (c) 22,640 Warrants (rights issued by QV entitling its holder to acquire Common Shares of QV newly issued by QV and rights to receive warrants to acquire Common Shares of QV newly issued by QV) (together the Contribution) with a total value amounting to CHF 17,448,500. As consideration for this Contribution, the Company issues to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, 1,110,000 registered shares (Class B Shares) with a nominal value of CHF 0.05 each and makes a cash payment to the Contributors, in the proportions as set forth in Schedule A of the Con-tribution Agreement, which amounts to a total of USO 13,000,000 (the Cash Payment). According to a currency exchange rate USO - CHF on March 31, 2017 of 0.9998, the value of the Cash Payment amounts to CHF 12,997,400. The differ-ence between (i) the sum of the aggregate nomi-nal value of the newly issued 1,110,000 shares, nominal value of CHF 0.05 each (Class B Shares), and the Cash Payment and (ii) the total value of the Contribution in the amount of CHF 4,395,600 is allocated to the Company’s re-serves of capital contribution.

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Zurich, 27. Juni 2025	June 27, 2025

Der Vorsitzende:	Der Protokollfi.ihrer:

/s/ Joao Carlos Creus Moreira	/s/ John O‘Hara
Joao Carlos Creus Moreira	John O’Hara

Prasident des Verwaltungsrates	Mitglied des Verwaltungsrates

Beglaubigung der Statuten (Konformitatsbeglaubigung)

Diese Statuten in deutscher Sprache der WISeKey International Holding AG, mit Sitz in Zug, wurden anlasslich der heutigen ordentlichen Generalversammlung beschlossen.

Die unterzeichnende Urkundsperson bestatigt, dass es sich bei den vorliegenden Statuten in deutscher Sprache um die vollstandigen, unter Berucksichtigung der Anderungen gemass Beschluss der ordentli-chen Generalversammlung von heute, gultigen Statuten der Gesellschaft handelt.

Die vorliegenden Statuten werden hiermit beglaubigt (Art. 22 Abs. 4 HRegV). Zurich, 27.Juni2025